EXHIBIT 12.1

DUKE REALTY CORPORATION

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(in thousands, except ratios)

	Six Months Ended June 30, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Net income (loss) from continuing operations, less preferred dividends	$(68,431)		$(351,415)		$15,780		$102,090	$98,482	$91,489
Preferred dividends	36,726		73,451		71,426		58,292	56,419	46,479
Interest expense	119,447		216,058		194,204		170,660	166,222	102,606

Earnings (loss) before fixed charges	$87,742		$(61,906)		$281,410		$331,042	$321,123	$240,574

Interest expense	$119,447		$216,058		$194,204		$170,660	$166,222	$102,606
Interest costs capitalized	7,198		26,864		53,456		59,167	36,260	9,510

Total fixed charges	126,645		242,922		247,660		229,827	202,482	112,116
Preferred dividends	36,726		73,451		71,426		58,292	56,419	46,479

Total fixed charges and preferred dividends	$163,371		$316,373		$319,086		$288,119	$258,901	$158,595

Ratio of earnings to fixed charges	N/A	(1)	N/A	(3)	1.14		1.44	1.59	2.15

Ratio of earnings to fixed charges and preferred dividends	N/A	(2)	N/A	(4)	N/A	(5)	1.15	1.24	1.52

(1)	N/A – The ratio is less than 1.0; deficit of $38.9 million exists for the six months ended June 30, 2010. The calculation of earnings includes $164.8 million of non-cash depreciation expense.

(2)	N/A – The ratio is less than 1.0; deficit of $75.6 million exists for the six months ended June 30, 2010. The calculation of earnings includes $164.8 million of non-cash depreciation expense.

(3)	N/A – The ratio is less than 1.0; deficit of $304.8 million exists for the year ended December 31, 2009. The calculation of earnings includes $333.7 million of non-cash depreciation expense.

(4)	N/A – The ratio is less than 1.0; deficit of $378.3 million exists for the year ended December 31, 2009. The calculation of earnings includes $333.7 million of non-cash depreciation expense.

(5)	N/A – The ratio is less than 1.0; deficit of $37.7 million exists for the year ended December 31, 2008. The calculation of earnings includes $303.6 million of non-cash depreciation expense.